Exhibit 107

Exhibit Fee Table

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

TaskUs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$301,963,233.18(ii)(iii)	0.00015310	$46,230.57

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$301,963,233.18

Total Fees Due for Filing			$46,230.57

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$46,230.57

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated May 8, 2025 (the “Merger Agreement”), by and between Breeze Merger Corporation (the “Merger Corporation”) and TaskUs, Inc. (the “Company”).

(i)

Title of each class of securities to which the transaction applies: Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”) and Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”).

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on June 24, 2025, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 18,570,451, which consists of:

a.

17,735,564 issued and outstanding shares of Company Class A Common Stock (other than the Excluded Shares, Continuing Shares and Dissenting Shares (as such terms are defined in the Merger Agreement)) entitled to receive the per share Merger Consideration of $16.50;

b.

0 issued and outstanding shares of Company Class B Common Stock (other than the Excluded Shares, Continuing Shares and Dissenting Shares) entitled to receive the per share Merger Consideration of $16.50;

c.

772,432 shares of Company Common Stock underlying outstanding stock options with exercise prices below $16.50 entitled to receive the per share Merger Consideration of $16.50 less the exercise price per share, multiplied by the number of shares of Company Common Stock subject to such option;

d.	62,455 shares of Company Common Stock underlying outstanding restricted stock units subject to service-based vesting conditions entitled to receive the per share Merger Consideration of $16.50; and
e.	0 shares of Company Common Stock underlying outstanding restricted stock units subject to performance-based vesting conditions entitled to receive the per share Merger Consideration of $16.50.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, as of the close of business on June 24, 2025, the underlying value of the transaction was calculated as the sum of:

a.

the product of 17,735,564 shares of Company Class A Common Stock entitled to receive the per share Merger Consideration of $16.50, payable to the holder in cash, without interest, subject to any withholding of taxes required by applicable law, multiplied by the Merger Consideration of $16.50;

b.

the product of 0 shares of Company Class B Common Stock entitled to receive the per share Merger Consideration of $16.50, payable to the holder in cash, without interest, subject to any withholding of taxes required by applicable law, multiplied by the Merger Consideration of $16.50;

c.

the product of 772,432 shares of Company Common Stock subject to issuance pursuant to outstanding stock options with exercise prices below $16.50, multiplied by $10.74 (which is the excess of $16.50 over $5.76, the weighted average exercise price of such stock options);

d.	the product of 62,455 shares of Company Common Stock underlying outstanding restricted stock units subject to service-based vesting conditions multiplied by the Merger Consideration of $16.50; and
e.	the product of 0 shares of Company Common Stock underlying outstanding restricted stock units subject to performance-based vesting conditions multiplied by the Merger Consideration of $16.50;

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.